Exhibit 99.1

For Immediate Release	Contact: Andrew Sossen
Phone: 203-422-8100
Email: investorrelations@stwdreit.com

Starwood Property Trust Announces Jerome Silvey To Assume Financial Reporting Responsibilities on an Interim Basis

Announces Completion of over $1.3 billion of Investments

Company Confirms Second Quarter Earnings Call

Greenwich, CT (July 30, 2010) Starwood Property Trust (NYSE: STWD) (the “Company”) announced today that veteran finance executive Jerome Silvey will assume financial reporting responsibilities for the Company beginning on July 30, 2010 on an interim basis while the Company completes its search for a permanent Chief Financial Officer.

Jerome Silvey is an Executive Vice President of the Company and has been the Chief Financial Officer of Starwood Capital Group (“SCG”) for 17 years, joining SCG in 1993 after spending 13 years with Price Waterhouse.  Mr. Silvey will report to Barry Sternlicht, the Company’s Chief Executive Officer.  Mr. Silvey was Chief Financial Officer of iStar Financial (d.b.a. Starwood Financial) at the time of its initial public offering and is currently a member of SCG’s Executive and Investment Committees and oversees all of its partnership and property accounting, tax planning and compliance, investor relations and treasury operations.  Mr. Silvey is a member of the Board of Directors of Société du Louvre and Baccarat and received a B.A. in mathematical economics from Colgate University in Hamilton, New York and an MBA from Rutgers Graduate School of Management.

Current Chief Financial Officer Barbara Anderson is leaving the Company as of July 30, 2010.

Mr. Sternlicht remarked, “We would like to thank Ms. Anderson for her efforts during our initial year of operations and wish her success in her future endeavors.  We are confident that the Company’s financial reporting will be well managed in the interim by Mr. Silvey and the accounting team.”

To date the Company has made investments totaling approximately $1.3 billion by fully deploying the equity raised in its IPO and utilizing existing financing facilities. As of today, the Company has approximately $182.0 million of cash and liquid securities and is currently in discussions to implement additional financing facilities in the near term.

Mr. Sternlicht added, “With our available liquidity and the ability to leverage our existing portfolio, we expect to reach our targeted growth in both cash flow and dividends.  We continue to invest in a disciplined and conservative manner using Starwood Capital’s real estate expertise, relationships and market knowledge.”

The Company will release its second quarter 2010 financial results on Monday, August 9, 2010 after the close of trading on the New York Stock Exchange. A conference call will be held on Tuesday, August 10, 2010 at 10:00 a.m. Eastern time.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic: 877-407-0784

International: 201-689-8560

Conference ID: 353659

Conference Call Playback:

Domestic: 877-660-6853

International: 201-612-7415

Account #: 3055

Passcode: 353659

The playback can be accessed through August 24, 2010.

Webcast:

The conference call will also be available in the Investor Relations section of the Company’s website at www.starwoodpropertytrust.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on Company’s website.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. focuses primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate-related debt investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and intends to elect to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, and other risks detailed from time to time in the Company’s SEC reports.